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                                                                EXHIBIT 99(c)(5)


                              [HUNTSMAN PACKAGING LETTERHEAD]


                                    March 29, 1998

Board of Directors
Blessings Corporation
Bowles Hollowell Conner & Co.
227 West Trade Street
Charlotte, North Carolina 28202

Ladies and Gentlemen:

          In connection with the proposal (the "Original Proposal") by Huntsman Packaging Corporation ("Huntsman Packaging") to acquire all of the outstanding stock of Blessings Corporation ("Blessings"), pursuant to the terms and conditions set forth in that certain letter dated March 20, 1998 from Huntsman Packaging to you (the "Original Letter"), Huntsman Packaging does hereby agree that the Original Proposal shall remain in effect until 11:59 p.m., Eastern Daylight Time, April 5, 1998 (the "Expiration Time"), subject to the following conditions:

          (i) the Original Proposal, as extended hereby, is subject to the terms and conditions set forth in the Original Letter;

          (ii) prior the Expiration Time, neither Blessings nor any of its subsidiaries nor any of the officers, directors, employees, agents or representatives of Blessings or its subsidiaries shall, directly or indirectly,
(A) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, liquidation, recapitalization, reorganization, share exchange, consolidation, purchase of equity securities or a substantial portion of its assets or similar transaction (collectively, "Acquisition Transactions") involving Blessings or any of its subsidiaries or (B) have any discussions or negotiations with, or provide any non-public information to, any person or entity relating to an Acquisition Transaction, other than with Huntsman Packaging or its officers, directors, employees, agents or representatives; and

          (iii) Blessings and its subsidiaries and the officers, directors, employees, agents and representatives thereof will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity (other than Huntsman Packaging) relating to an Acquisition Transaction.

          Our proposal contained in this letter shall remain in effect until 12:00 noon Mountain Standard Time Monday, March 30.



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Board of Directors
Blessings Corporation
March 29, 1998
Page 2

          IN WITNESS WHEREOF, this letter is executed and delivered as of the date first set forth above.

                              HUNTSMAN PACKAGING CORPORATION
                              By: /s/ Ronald G. Moffitt
                                 ---------------------------
                              Name:  Ronald G. Moffitt
                              Title:  Senior Vice President and General Counsel

Acknowledged, Accepted and Agreed to
this 30th day of March, 1998

BLESSINGS CORPORATION
By: /s/ Elwood M. Miller
  ---------------------------
Name:  Elwood M. Miller
Title:  President and Chief Executive Officer